Exhibit 3.1

SNAP INC.

CERTIFICATE OF AMENDMENT
OF THE
AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

Snap Inc., a corporation organized and existing under the laws of the State of Delaware (the “Company”), hereby certifies that:

1.Section 1.4 of Article V of the Amended and Restated Certificate of Incorporation of the Company is amended and restated in its entirety to read as follows:

“1.4“Base Class C Common Stock” for any Founder means, 32,383,178 shares of Class C Common Stock.”

2.Section 1.7 of Article V of the Amended and Restated Certificate of Incorporation of the Company is amended and restated in its entirety to read as follows:

“1.7“Final Conversion Date” means, following the IPO Date, the date fixed by the Board that is no less than 61 days and no more than 180 days following the date that no shares of Class B Common Stock and Class C Common Stock are outstanding.”

3.Section 1.18(d) of Article V of the Amended and Restated Certificate of Incorporation of the Company is amended and restated in its entirety to read as follows:

“(d) granting a proxy by a Founder to a Qualified Trustee or a person disclosed to the Independent Directors, to exercise dispositive power and/or Voting Control of the shares of Class B Common Stock or Class C Common Stock owned directly or indirectly, beneficially and of record, by such Founder effective either (i) on the death of such Founder or (ii) during any Disability Event of such Founder, including the exercise of such proxy by such person;”

4.Section 1.18(e) of Article V of the Amended and Restated Certificate of Incorporation of the Company is amended and restated in its entirety to read as follows:

“(e) entering into a support or similar voting agreement (with or without granting a proxy) in connection with a Liquidation Event; or”

5.Section 1.18 of Article V of the Amended and Restated Certificate of Incorporation of the Company is amended to add a new subsection (f), which shall read in its entirety as follows:

“(f) entering into that certain Co-Founder’s Agreement, dated July 21, 2022 among the Company, Evan Spiegel and the other signatories thereto, and that certain Co-Founder’s Agreement, dated July 21, 2022 among the Company, Robert Murphy and the other signatories thereto, and the taking of any actions by a Founder or any other signatory thereto as contemplated by such agreements.”

6.The foregoing Certificate of Amendment has been duly approved by the required vote of the stockholders in accordance with Section 228 of the Delaware General Corporation Law and has been duly adopted in accordance with Section 242 of the Delaware General Corporation Law.

The Company has caused this Certificate to be executed by a duly authorized officer of the Company on the date set forth below.

Executed on July 21, 2022

SNAP INC. By: /s/ Evan Spiegel Name: Evan Spiegel Title: Chief Executive Officer